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                                                                       EXHIBIT 5


               [PAUL, HASTINGS, JANOFSKY & WALKER LLP LETTERHEAD]

                                 April 12, 2000


Intervisual Books, Inc.
2716 Ocean Park Blvd, Ste.  2020
Santa Monica, California  90405

         Re: Intervisual Books, Inc.
             1999 Stock Option Plan
             Registration Statement on Form S-8

Gentleman and Mesdames:

         As counsel for Intervisual Books, Inc., a California corporation (the "Company"), you have requested our opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 500,000 shares of the Company's common stock, no par value, for issuance pursuant to options granted, or to be granted, by the Company under the Company's 1999 Stock Option Plan (the "Option Plan").

         We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based on the foregoing, we are of the opinion that the 500,000 shares covered by said Registration Statement, when issued in accordance with the terms of the Option Plan and the Prospectus forming a part of the Registration Statement, will be legally issued, fully-paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.


                                      Respectfully submitted,

                                      /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP